Exhibit 99.1

Contact:  Jeff Altamari

Vice President, Investor Relations

(713) 513-3344

CAMERON PRICES $500 MILLION OF SENIOR NOTES

HOUSTON, May 14, 2012 /PRNewswire/ — Cameron (NYSE: CAM) has priced a public offering of $250 million aggregate principal amount of 1.60% senior notes due 2015 and $250 million aggregate principal amount of 3.60% senior notes due 2022.  The sale of the senior notes is expected to settle on May 17, 2012, subject to customary closing conditions.  Cameron intends to use the net proceeds from the offering for the TTS Energy AS acquisition, debt retirement and general corporate purposes.

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, RBS Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the senior notes offering.  In addition, Standard Chartered Bank, UBS Investment Bank, Mitsubishi UFJ Securities, UniCredit Capital Markets and DNB Markets are acting as co-managers.  Copies of the prospectus supplement and the related base prospectus for the offering may be obtained by contacting Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, 1-877-858-5407 Attention: Prospectus Department; or Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, New York, NY 10010, 1-800-221-1037, Attention: Prospectus Department.  An electronic copy of the prospectus supplement and the related base prospectus will also be available on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

This offering is made pursuant to an effective shelf registration statement and prospectus filed by Cameron with the SEC.  This release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This offering may be made only by means of a prospectus supplement and related base prospectus.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including the expected consummation of the offering described and the use of proceeds.  Forward-looking statements include estimates and give our current expectations or forecasts of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.